[OBJECT OMITTED]








March 9, 2000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

    Whitney Holding Corporation (the "Company") will hold its Annual Meeting of Shareholders on Wednesday, April 19, 2000, at 10:30 a.m. at the Pan-American Life Center, 601 Poydras Street, 11th Floor, New Orleans, Louisiana, for the following purposes:

         1.       To elect two directors to serve until the 2005 Annual Meeting.

         2. To ratify the selection of Arthur Andersen LLP as independent public accountants to audit the books of the Company and its subsidiaries for 2000.

         3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    Only shareholders of record at the close of business on February 24, 2000 are entitled to notice of, and to vote at, this meeting.


By order of the Board of Directors.




                             JOSEPH S. SCHWERTZ, JR.
                                    Secretary



              228 St. Charles Avenue, New Orleans, Louisiana 70130






                             YOUR VOTE IS IMPORTANT

    Whether or not you expect to attend the meeting, please mark, date, sign and promptly return the enclosed proxy in the accompanying envelope. No postage is required if mailed in the United States. You may later revoke your proxy and vote in person.

                                [OBJECT OMITTED]





                             228 ST. CHARLES AVENUE
                          NEW ORLEANS, LOUISIANA 70130

                                 PROXY STATEMENT

    Whitney Holding Corporation (the "Company") is furnishing this proxy statement to its shareholders in connection with the solicitation of proxies on behalf of its Board of Directors for the 2000 Annual Meeting of Shareholders to be held on April 19, 2000 and at any adjournments or postponements thereof. Your proxy will be voted in the manner you specify if you properly and timely complete and return the proxy card. If you return the proxy but do not specify a manner of voting, the proxy will be voted FOR election of the nominees for directors hereinafter named and FOR ratification of the Board's selection of Arthur Andersen LLP as our independent public accountants.

    You may revoke your proxy by notifying the Company's secretary in writing or by filing a properly executed proxy of later date with the secretary at or before the Annual Meeting.

    We will begin mailing this Proxy Statement and related materials to shareholders on or about March 9, 2000 and will bear the cost of soliciting proxies. Directors, officers and regular employees of the Company and its banking subsidiary, Whitney National Bank (the "Bank"), may solicit proxies by mail, telephone, facsimile machine or personal interview, but will not receive additional compensation therefor.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    Only shareholders of record as of the close of business on February 24, 2000 are entitled to notice of and to vote at the meeting. On that date, 22,597,968 shares of common stock, our only class of authorized stock, were outstanding. Each share is entitled to one vote.

    As of February 24, 2000, the person named below was, to our knowledge, the only beneficial owner of more than 5% of our outstanding stock, as defined by Rule 13d-3 of the Securities and Exchange Commission.

        Name and Address                     Shares Beneficially      Percent of
        of Beneficial Owner                        Owned (1)             Class
        -------------------------------      --------------------      ---------
        Estate of William G. Helis...............  1,265,930             5.60%
          a Louisiana partnership, and affiliates
          912 Whitney Building
          New Orleans, Louisiana 70130

(1)  Includes  direct  and  indirect  ownership.  Based  on  Amendment  No. 1 to
     Schedule 13D, dated December 31, 1990 as filed with the Securities and Exchange Commission. David A. Kerstein, an attorney, has shared voting and investment power with respect to 1,150,975 shares owned by the Estate of William G. Helis by virtue of his status as co-executor, co-administrator and co-trustee for, and under revocable delegations of authority given by, several successions, trusts and natural persons who in the aggregate have a 100% partnership interest, and under a revocable delegation of authority given by the partnership itself. This figure also includes Mr. Kerstein's shared voting and investment power with respect to 108,537 shares owned by the Succession of William G. Helis, Jr., of which he serves as co-executor, and 6,418 shares owned by The Helis Foundation, of which he serves as principal manager. Mr. Kerstein disclaims beneficial ownership of all such shares.

                              ELECTION OF DIRECTORS

    The Company's charter provides for a Board of Directors of five to twenty-five persons, divided into five classes serving staggered five-year terms. The Board fixes the number of directors and it is currently set at 16. Two directors are to be elected this year. The Board nominates John J. Kelly and William L. Marks to serve until the 2005 Annual Meeting. Messrs. Kelly and Marks were elected at a prior shareholders' meeting.

    Directors will be elected by a plurality of the votes actually cast. We will disregard abstentions and broker nonvotes. We expect that each nominee will be available for election. If a nominee is unavailable, the proxies will cast your vote for any substitute nominee the Board recommends.

    The following table sets forth information we obtained from the nominees and other directors about (a) their principal occupations for the last five years,
(b) directorships they hold with other public companies and (c) their beneficial ownership of the Company's outstanding stock as of December 31, 1999. Also included is the beneficial stock ownership of each of the named executive officers in the Summary Compensation Table, as defined by Rule 13d-3 of the Securities and Exchange Commission.

                                                                                            Shares       Percent
                                                                       Director  Term    Beneficially      of
Name and Age                          Principal Occupation              Since   Expires   Owned (1)      Class
------------                          --------------------             -------  -------   --------       ------


Nominees for Term Expiring 2005

John J. Kelly, 65                   Former President, Textron         1986      2000     9,907(2)(3)     *
                                    Marine and Land Systems
                                    (designs and builds advanced
                                    technology vehicles and
                                    ships); Chairman, Louisiana
                                    Technology Council

William L. Marks, 56                Chairman of the Board and         1990      2000     286,470(4)      1.15%
                                    Chief Executive Officer of
                                    the Company and the Bank

Directors with Continuing Terms

Guy C. Billups, Jr., 71             Former Chairman of the Board      1997      2002     454,828(2)(5)   2.55%
                                    of Merchants Bancshares, Inc. and
                                    Merchants Bank & Trust Company;
                                    Director, Billups Plantation, Inc.
                                    (farming)

Harry J. Blumenthal, Jr., 54        President, Blumenthal             1993      2004     19,425(2)(6)    *
                                    Print Works, Inc.
                                    (textiles manufacturing)

Joel B. Bullard, Jr., 49            President, Joe Bullard            1994      2004     16,896(2)(7)    *
                                    Automotive Companies





                                                                                            Shares      Percent
                                                                       Director  Term    Beneficially     of
Name and Age                          Principal Occupation             Since    Expires   Owned (1)      Class
------------                          --------------------             -----    -------   ---------      -----

James M. Cain, 66                   Former Vice Chairman, Entergy      1987     2002      8,489(2)(8)    *
                                    Corp. (utility holding company);
                                    former Chairman of the Board,
                                    Chief   Executive   Officer  and  President,
                                    Louisiana Power and Light Company  (electric
                                    utility);  Former Director,  Chief Executive
                                    Officer and  President,  New Orleans  Public
                                    Service, Inc.,
                                    (retired 1993)

Angus R. Cooper II, 56              Chairman and Chief Executive      1994      2004      141,834(2)(9)  *
                                    Officer, Cooper/T. Smith Corp.
                                    (shipping service company)

Robert H. Crosby, Jr., 79           Chairman of the Board and         1972      2002      18,106(2)(10)  *
                                    Chief Executive Officer,
                                    Crosby Land & Resources
                                    (timberland holdings, oil
                                    and gas production)

Richard B. Crowell, 61              Attorney, Crowell & Owens         1983      2002      181,597(2)(11) *

William A. Hines, 63                Chairman of the Board,            1986      2001      156,500(2)(12) *
                                    Nassau Holding Corporation
                                    (holding company of entities
                                    in oil field service industry);
                                    Director, Unifab International, Inc.

E. James Kock, Jr., 71              Former President: Bowie           1965      2003      52,384(2)(13)  *
                                    Lumber Associates, Downmans
                                    Associates, Jeanerette Lumber &
                                    Shingle Co., Ltd. and White
                                    Castle Lumber & Shingle Co., Ltd.
                                    (land and timber holdings, and
                                    investments), retired 1993

Alfred S. Lippman, 61               Partner, Lippman, Mahfouz         1996      2001      70,113(2)(14)  *
                                    & Martin, Attorneys at Law

R. King Milling, 59                 President of the Company          1979      2003      112,683(15)    *
                                    and the Bank

John G. Phillips, 77                Former Chairman of the Board      1972      2003      10,900(2)(16)  *
                                    and Chief Executive Officer, The
                                    Louisiana Land and Exploration
                                    Company (oil and gas exploration
                                    and production), retired 1985




                                                                                            Shares      Percent
                                                                      Director  Term      Beneficially    of
Name and Age                          Principal Occupation            Since     Expires   Owned (1)      Class
------------                          --------------------            -------   -------   ---------      -----

John K. Roberts, Jr., 63            Chairman of the Board,            1985      2002      112,100(2)(17) *
                                    Pan-American Life
                                    Insurance Company (markets
                                    and services life, health
                                    and retirement insurance);
                                    Director, Pan-American
                                    Financial Services, Inc.

Carroll W. Suggs, 61                Chairman, Chief Executive         1996      2001     5,200(2)(18)    *
                                    Officer and President,
                                    Petroleum Helicopters, Inc.

Executive Officers

Robert C. Baird, Jr., 49            Executive Vice President of        -        -        51,006(19)      *
                                    the Company and the Bank

John C. Hope III, 50                Executive Vice President           -        -        81,921(20)      *
                                    of the Company and the Bank

Kenneth A. Lawder, Jr., 58          Executive Vice President           -        -        90,390(21)      *
                                    of the Company and the Bank

All 23 directors and executive
officers of the Company as a group                                                       2,587,364(22)  11.45%

 *       Less than 1%

(1) Ownership shown includes direct and indirect ownership and, unless otherwise noted, also includes sole investment and voting power with respect to reported holdings.

(2) With the exceptions noted below, these share totals include the following shares subject to option that have been granted pursuant to the Directors' Compensation Plan: (a) options on 1,000 shares granted in 1994 and exercisable through June 30, 2004 at a price of $26.25 per share; (b) options on 1,000 shares granted in 1995 and exercisable through June 30, 2005 at a price of $26.75 per share; (c) options on 1,000 shares granted in 1996 and exercisable through June 30, 2006 at a price of $30.50 per share; (d) options on 1,000 shares granted in 1997 and exercisable through June 30, 2007 at a price of $42.4375; (e) options on 1,000 shares granted in 1998 and exercisable through June 30, 2008 at a price of $50.875; and (f) options on 1,000 shares granted in 1999 and exercisable through June 30, 2009 at a price of $39.3125. The total shares for Messrs. Bullard and Cooper, who joined the Company's Board after the 1994 option grant, include only those shares subject to option described in items (b), (c), (d), (e) and (f) above. The total shares for Mr. Crowell include those shares acquired through exercise of options (a), (b), (c) and (d) and those shares subject to option described in items (e) and (f) above. The total shares for Mr. Kock include shares acquired through exercise of options (a) and (b) and those shares subject to option described in items (c), (d), (e) and
         (f) above. The total shares for Mr. Lippman and Ms. Suggs, who joined the Company's Board after the 1995 option grant, include only those shares subject to option described in item (c), (d), (e) and (f) above. The share total for Mr. Billups, who joined the Company's Board in 1997, include shares acquired through exercise of option (d) and those shares subject to option described in item (e) and (f) above.

(3) Mr. Kelly is a member of the Company's and the Bank's Executive Committees and the Bank's Audit Committee.

(4) Mr. Marks is an ex-officio member of the Bank's Executive and Nominating Committees and is a member of the Company's Executive Committee and the Bank's Trust Committee. His share total includes the following restricted and optioned shares granted pursuant to the Company's Long-Term Incentive Program: 44,500 shares of restricted stock; options on 11,429 shares, exercisable through July 26, 2004 at a price of $28.00 per share; options on 14,537 shares, exercisable through July 25, 2005 at a price of $28.875 per share; options on 14,667 shares, exercisable through July 23, 2006 at a price of $30.00 per share; options on 40,000 shares, exercisable through June 30, 2007 at a price of $42.4375 per share; options on 20,000 shares, exercisable through June 9, 2008 at a price of $55.00 per share; and options on 20,000 shares, exercisable through June 8, 2009 at a price of $40.65625 per share. His share total also includes 3,024 shares of stock held for the benefit of Mr. Marks in the Company's Savings Plus Plan.

(5) Mr. Billups' total shares include 1,000 shares that are held by his spouse for which Mr. Billups disclaims beneficial ownership.

(6) Mr. Blumenthal is a member of the Company's and the Bank's Executive Committees. His total shares include shared voting and investment power with respect to 7,425 shares owned by a member of Mr. Blumenthal's family, for which beneficial ownership is disclaimed.

(7) Mr. Bullard's total shares include 2,250 shares in a profit sharing trust, and 5,240 shares in family trusts, for which beneficial ownership is disclaimed.

(8) Mr. Cain is a member of the Company's and the Bank's Executive and Nominating Committees. He is also a member of the Bank's Audit Committee.

(9) Mr. Cooper serves on the Company's and the Bank's Executive and Compensation Committees. His total shares include 1,400 shares owned by Mr. Cooper's minor child in an account over which he is custodian and for which beneficial ownership is disclaimed.

(10) Mr. Crosby is a member of the Company's and the Bank's Executive and Compensation Committees. He is also a member of the Bank's Trust Committee. His total shares include 450 shares owned by a member of his family and 6,750 shares owned by a partnership of which Mr. Crosby is an officer and a director in which he has a beneficial interest. His total shares also include 7 shares owned by an investment club of which a member of Mr. Crosby's family is a member.

(11) Mr. Crowell is a member of the Bank's Audit Committee. His total shares include 65,946 shares owned by members of Mr. Crowell's family and family trusts, for which beneficial ownership is disclaimed.

(12) Mr. Hines is a member of the Company's and the Bank's Executive Committees. His total shares include 5,000 shares owned by a relative of Mr. Hines for which beneficial ownership is disclaimed.

(13) Mr. Kock is a member of the Company's and the Bank's Executive and Nominating Committees. He is also a member of the Bank's Trust Committee. His share total includes 8,440 shares over which Mr. Kock holds a usufruct, 4,308 shares owned by several trusts for the benefit of his children, for which he serves as trustee and for which beneficial ownership is disclaimed and 3,578 shares owned by members of Mr. Kock's family, for which he disclaims beneficial ownership.

(14) Mr. Lippman is a member of the Company's and the Bank's Executive Committees. Mr. Lippman's total shares include 37,613 shares held for the benefit of Mr. Lippman in the Lippman, Mahfouz & Martin 401(k) Savings & Retirement Plan.

(15) Mr. Milling is an ex-officio member of the Bank's Executive and Trust Committees and is a member of the Company's Executive Committee. His share total includes the following restricted and optioned shares granted pursuant to the Company's Long-Term Incentive Program: 16,821 shares of restricted stock; options on 3,851 shares, exercisable through June 22, 2003 at a price of $19.42 per share; options on 2,429 shares, exercisable through July 26, 2004 at a price of $28.00 per share; options on 2,537 shares, exercisable through July 25, 2005 at a price of $28.875 per share; options on 4,597 shares, exercisable through July 23, 2006 at a price of $30.00 per share; options on 7,500 shares, exercisable through June 30, 2007 at a price of $42.4375 per share; options on 7,500 shares, exercisable through June 9, 2008 at a price of $55.00 per share; and options on 7,500 shares, exercisable through June 8, 2009 at a price of $40.65625 per share. His share total also includes 3,360 shares of stock held for the benefit of Mr. Milling in the Company's Savings Plus Plan.

(16) Mr. Phillips is a member of the Company's and the Bank's Compensation Committees.

(17) Mr. Roberts is a member of the Company's and the Bank's Executive and Compensation Committees and the Bank's Audit Committee. His total shares include shared investment and voting power with respect to 95,550 shares owned by a company having an investment committee of which Mr. Roberts is a member.

(18) Ms. Suggs is a member of the Company's and the Bank's Compensation Committees.

(19) Mr. Baird's share total includes the following restricted stock and shares subject to option granted pursuant to the Company's Long-Term Incentive Program: 12,060 shares of restricted stock; options on 6,000 shares, exercisable through July 25, 2005 at a price of $28.875 per share; options on 6,000 shares, exercisable through July 23, 2006 at a price of $30.00 per share; options on 7,500 shares, exercisable through June 30, 2007 at a price of $42.4375 per share; options on 7,500 shares, exercisable through June 9, 2008 at a price of $55.00 per share; and options on 7,500 shares, exercisable through June 8, 2009 at a price of $40.65625 per share. His share total also includes 10 shares of stock owned by Mr. Baird's son for which beneficial ownership is disclaimed and includes 1,097 shares of stock held for the benefit of Mr. Baird in the Company's Savings Plus Plan.

(20) Mr. Hope's share total includes the following restricted stock and shares subject to option granted pursuant to the Company's Long-Term Incentive Program: 12,060 shares of restricted stock; options on 6,000 shares, exercisable through July 25, 2005 at a price of $28.875 per share; options on 6,000 shares, exercisable through July 23, 2006 at a price of $30.00 per share; options on 7,500 shares, exercisable through June 30, 2007 at a price of $42.4375 per share; options on 7,500 shares, exercisable through June 9, 2008 at a price of $55.00 per share; and options on 7,500 shares, exercisable through June 8, 2009 at a price of $40.65625 per share. His share total also includes 2,000 shares of stock owned by Mr. Hope's children for which beneficial ownership is disclaimed and includes 7,834 shares of stock held for the benefit of Mr. Hope in the Company's Savings Plus Plan.

(21) Mr. Lawder's share total includes the following restricted stock and shares subject to option granted pursuant to the Company's Long-Term Incentive Program: 12,330 shares of restricted stock; options on 5,963 shares, exercisable through May 27, 2002 at a price of $13.22 per share; options on 3,851 shares, exercisable through June 22, 2003 at a price of $19.41667 per share; options on 6,000 shares, exercisable through July 26, 2004 at a price of $28.00 per share; options on 6,000 shares, exercisable through July 25, 2005 at a price of $28.875 per share; options on 6,000 shares, exercisable through July 23, 2006 at a price of $30.00 per share; options on 7,500 shares, exercisable through June 30, 2007 at a price of $42.4375 per share; options on 7,500 shares, exercisable through June 9, 2008 at a price of $55.00 per share; and options on 7,500 shares, exercisable through June 8, 2009 at a price of $40.65625 per share. His share total also includes 1,186 shares of stock held for the benefit of Mr. Lawder in the Company's Savings Plus Plan.

(22) The Bank serves as trustee of the Savings Plus Plan Trust, which held 364,468 shares (1.61%) as of December 31, 1999. An executive officer of the Company serves with other Bank employees on a committee which makes voting decisions with respect to these shares. The Bank also serves as trustee of the Company's Retirement Plan Trust, which held 219,800 shares (.97%) as of December 31, 1999. An executive officer of the Company serves with other Bank employees on a committee which makes voting and investment decisions with respect to these shares. Such shares have been included only once in calculating the beneficial ownership of all officers and directors as a group.

                        INFORMATION CONCERNING MANAGEMENT

         Board Committees. The Company has no standing Audit Committee, but has a Nominating and a Compensation Committee. The Nominating Committee is composed of Messrs. Cain, Kock, and Watters and held no meetings during 1999. The Company has not fully defined the Nominating Committee's functions and operating procedures. The Compensation Committee is composed of Messrs. Cooper, Crosby, Howson, Phillips and Roberts and Ms. Suggs and is discussed below.

         The Bank has an Audit Committee that evaluates the scope and results of internal and external audits. The Audit Committee meets quarterly and is composed of at least three members appointed annually. Messrs. Cain, Crowell, Howson, Kelly and Roberts served on the committee during 1999.

         The Company's Board held 12 meetings in 1999. All directors other than Mr. Hines attended at least 75% of the aggregate number of meetings of the Board and the committees of the Company on which they served.

         Compensation of Directors. All Company directors are also directors of the Bank. Except for stock awards and options described below, we do not pay directors for attendance at Company board meetings. During 1999, the Bank paid its non-officer directors annual fees of $12,000 and $750 for each day on which the director attended one or more Bank board or committee meetings.

         In 1994, our shareholders approved the Directors' Compensation Plan and in 1996 approved an amendment to the plan. For each non-employee director, this plan (a) awards 300 shares of common stock annually, (b) grants 1,000 non-qualified stock options annually, and (c) allows directors to defer all or part of their annual stock award and fees.

         Any deferred amounts are credited to a bookkeeping account we maintain for each director. Directors can allocate deferred amounts among an equity fund, a fixed income fund, a money market fund and credits representing shares of the Company's common stock. Earnings and losses based on the performance of the selected investments are periodically credited to each director's account; however, the Company is not required to actually acquire any asset based on the directors' allocations. We established a rabbi trust and, as long as this plan continues, we intend to contribute to this trust to fund our obligations under the plan.

        Plan benefits are distributed as designated by each director, which is usually after the director is no longer on the board. Benefits are equal to the amount credited to a director's account at the time of distribution.


                          EXECUTIVE COMPENSATION REPORT

         Six independent, non-employee directors serve on the Company's Compensation Committee. The Committee establishes, reviews and administers the Company's executive compensation programs, sets the Chief Executive Officer's salary, and approves salary adjustments for other executive officers, as the Chief Executive Officer recommends. The Committee met four times during 1999 and provides the following report on executive compensation for the 1999 fiscal year.

Compensation Goals:

         Each year, the Committee reviews the compensation practices of our peer bank group and the national banking industry to establish a program that is slightly above the median of these groups. The Company's peer bank group consists of 11 high performing banks located in the south central United States, including AmSouth, Bancorp South, Compass, Cullen/Frost Bankers, First Tennessee, Hancock, Hibernia, Trustmark, Union Planters, Regions and SouthTrust.

Executive Compensation Components:

         The executive compensation program consists of four basic components:
         o  Base Pay;
         o  Short-term bonuses;
         o  Long-term incentives; and
         o  Executive benefits.

In addition, executives participate in the benefit plans and programs that are generally available to all employees of the Company and the Bank, such as the Bank's retirement and 401(k) plans.

         Base Pay. Base pay is cash compensation that is reviewed annually using salary survey market data and adjusted annually for each executive, other than the Chief Executive Officer, based upon a salary range that corresponds to the executive's responsibilities and an assessment of the executives individual performance. Adjustments are recommended by the Company's Chief Executive Officer and approved by the Committee.

         Short-Term Bonuses. Short-term bonuses are cash compensation awarded annually under the Company's Executive Compensation Plan, provided designated performance goals are achieved. The maximum amount that can be awarded as a short term bonus in any year is 60% of an executive's base pay with one exception, the Chairman and CEO can earn up to 75% of base pay in the form of a short term bonus. The Committee may set the amount of any short-term bonus based upon an assessment of each individual executive's performance subject to the maximum award percentage.

         For 1999, the performance goals designated by the Committee related to the Company's return on average assets and return on average equity, when measured against our peer bank group. The Committee determined that the 1999 performance goals were satisfied and awarded the following bonuses to the named executives: William L. Marks, $372,325; R. King Milling, $188,580; Kenneth A. Lawder, Jr., $105,084; John C. Hope, $103,320; Robert C. Baird, Jr., $103,320.
The total of these awards is $872,629.

         Long-Term Incentives. Long-term incentives are intended to link the financial performance of the Company to the financial interests of its executives. During 1999, the Committee made target awards of performance-based restricted stock subject to a three-year vesting requirement. The Committee will determine the amount of any final award (between 0% and 200% of the target award) at the end of a three-year performance cycle. These awards will be based upon the attainment of performance goals during the three-year period that relate to the Company's return on average assets and return on average equity when compared to the peer bank group.

         In 1999, the Committee also awarded incentive and nonstatutory options to the named executives, which they can exercise from six months after the date of grant to ten years from the date of grant. The exercise price of these options is the fair market value of the Company's common stock, determined as of the date the options were granted.

         Executive Benefits. Executives are also eligible to participate in a noncontributory, supplemental retirement plan and may defer the receipt of compensation through the Company's Deferred Compensation Plan. The Committee believes that these plans are necessary to ensure that our executive compensation package provides sufficient opportunity to accumulate the funds necessary for retirement.

Compensation of Chief Executive Officer and Chairman:

         The executive compensation practices described above were used by the Committee to set the compensation of William L. Marks, the Chief Executive Officer and Chairman of the Company and the Bank, at a level slightly above the median of our peer bank group. Effective July 1, 1999, the committee approved a 5.1% base pay increase for Mr. Marks, raising his annual base pay from $685,000 to $720,000. With respect to fiscal year 1999, Mr. Marks was awarded a $372,325 bonus under the Executive Compensation Plan. This bonus was based solely on the Company's attainment of performance goals related to return on average assets and return on average equity, when measured against our peer bank group.

         Mr. Marks also received a target award of performance-based restricted stock, consisting of 16,500 shares. The amount of the award will be finally determined (between 0% and 200% of the target amount) at the conclusion of a three-year performance cycle ending December 31, 2001, based upon the Company's return on average assets and average equity, when compared to our peer bank group. The award will vest on June 8, 2002, provided Mr. Marks is employed by the Company and/or the Bank on that date. Mr. Marks also received an aggregate grant of 20,000 incentive and nonqualified stock options, which he can exercise six months after the date of grant. The exercise price of these options is $40.66 per share, which was the value of the Company's common stock as of the grant date.

Deduction for Compensation:

         Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1 million paid to the Chief Executive Officer or to any of the four other most highly compensated officers generally cannot be deducted. Certain performance-based compensation is exempt from the calculation of the $1 million limit. The Committee generally intends that compensation, other than performance-based compensation, will not be paid in excess of the limit. The Committee, however, has retained the discretion to award compensation in excess of the limit, such as short-term bonuses paid under the Executive Compensation Plan.
                                Compensation Committee of the Board of Directors

                                Robert E. Howson, Chairman
                                Angus R. Cooper, II
                                Robert H. Crosby, Jr.
                                John G. Phillips
                                John K. Roberts, Jr.
                                Carroll W. Suggs

                             STOCK PERFORMANCE GRAPH

    The following graph compares the cumulative five-year shareholder return of the Company's common stock, assuming an investment of $100 on December 31, 1994 and the reinvestment of dividends thereafter, to that of the U.S. common stocks reported on the Nasdaq Total Return Index and the bank stocks of the KBW 50 Total Return Index. The KBW 50 Total Return Index is a proprietary bank stock index of Keefe, Bruyette & Woods, Inc.; it tracks the returns of 50 large banking companies throughout the United States.


                                [OBJECT OMITTED]

I.  SUMMARY COMPENSATION TABLE

    The following table discloses the compensation earned by the Chief Executive Officer and four other most highly-paid executive officers for each of the three years ended December 31, 1999.

        ============================= ================================= ============================================
                                            Annual Compensation              Long-Term Compensation Awards (1)
        ============================= ================================= ============================================
                                                                                   Awards
                                      --------------------------------- --------------------------------------------
                                                                          Restricted
                                                                            Stock        Options
                                                                            Award         Number
                                                                            Dollar          of         All Other
        Names and Principal Position  Year       Salary     Bonus (2)     Value (3)     Shares(4)    Compensation
        ----------------------------- -------- ------------ ----------- --------------- ----------- ----------------

        William L. Marks              1999        $702,500   $372,325      $670,890(5)      20,000       $11,973 (8)
        Chairman & Chief Executive    1998         667,502      --          440,000(6)      20,000        16,019
        Officer of the Company and    1997         630,043    333,923       396,250(7)      40,000        10,590
        the Bank
        ----------------------------- -------- ------------ ----------- --------------- ----------- ----------------
        R. King Milling               1999        $449,000   $188,580      $277,342(5)       7,500       $  9,768
        President of the Company      1998         430,000      --          192,500(6)       7,500            (9)
        And the Bank                  1997         410,022    172,209       138,688(7)       7,500         11,675
                                                                                                           10,832
        ----------------------------- -------- ------------ ----------- --------------- ----------- ----------------
        Kenneth A. Lawder, Jr.        1999        $278,000   $105,084      $196,388(5)       7,500        $  8,310
        Executive Vice President of   1998         271,999      --          151,250(6)       7,500            (10)
        the Company and the Bank      1997         260,010     109,204      108,969(7)       7,500           8,846
                                                                                                             8,789
        ----------------------------- -------- ------------ ----------- --------------- ----------- ----------------
        John C. Hope III              1999        $246,000   $103,320      $185,410(5)       7,500         $ 6,716
        Executive Vice President of   1998         232,500      --          151,250(6)       7,500            (11)
        the Company and the Bank      1997         220,004      92,402      108,969(7)       7,500           6,244
                                                                                                             6,132
        ----------------------------- -------- ------------ ----------- --------------- ----------- ----------------
        Robert C. Baird, Jr.          1999        $246,000   $103,320      $185,410(5)       7,500         $ 5,985
        Executive Vice President of   1998         232,499      --          151,250(6)       7,500            (12)
        the Company and the Bank      1997         212,504      99,252      108,969(7)       7,500           5,844
                                                                                                             6,106
        ============================= ======== ============ =========== =============== =========== ================


1.   All awards are made under the Company's Long-Term Incentive Plan.

2. All amounts in this column were earned under the Executive Compensation Plan, which provides for performance-based short-term cash awards.

3. This column represents the value of the restricted stock awards made to the named executive officers.The dollar values were calculated using the market market price of the Company's common stock on the date of award. The aggregate value of all restricted stock awards calculated using the market price of the Company's common stock as of December 31, 1999 ($37.0625) was as follows: Mr. Marks, $1,649,281; Mr. Milling, $623,428; Mr. Lawder, $456,981; Mr. Hope, $446,974; and Mr. Baird, $446,974. Dividends are paid currently on these restricted shares. In 1999, restricted stock awards previously granted in 1995 and 1996 to the named Executive Officers vested. This included a performance-based adjustment to the restricted stock award granted in 1996 to a total of 110% of the original target award based on the Bank's performance compared to the peer bank group for the three year period 1996, 1997 and 1998.

4. This column reflects the number of shares of common stock underlying options granted to the named executive officers under the Company's Long-Term Incentive Plan.

5. The restricted stock granted is a target award. The final award will be adjusted (between 0% and 200%) based upon the Company's attainment of performance goals that relate to return on average assets and return on average equity when compared to a designated peer bank group over a three-year performance cycle beginning January 1, 1999, and ending December 31, 2001. The restricted stock vests on June 8, 2002. The grant date for the target award was June 9, 1999. The target award is valued at $40.66 per share, the fair market value of the Company's common stock on the award date.

6. The restricted stock granted is a target award. The final award will be adjusted (between 0% and 200%) based upon the Company's attainment of performance goals that relate to average assets and return on average equity to a designated peer bank group over a three-year performance cycle beginning January 1, 1998, and ending December 31, 2000. The restricted stock vests on June 8, 2001. The grant date of the target award was June 9, 1998. The target award is valued at $55.00 per share, the fair market value of the Company's common stock on the award date.

7. The restricted stock granted is a target award. The final award will be adjusted (between 0% and 200%) based upon on the Company's return on average assets and return on average equity when compared to a designated peer bank group over a three-year performance cycle beginning January 1, 1997, and ending December 31, 1999. The restricted stock vests on March 17, 2000. The grant date of the target award was March 18, 1997. The target award is valued at $39.625 per share, the fair market value of the Company's common stock on the award date.

8. This represents $7,173 in imputed income for group term life insurance and $4,800 in matching contributions to the Company's 401(k) plan.

9. This represents $4,968 in imputed income for group term life insurance and $4,800 in matching contributions to the Company's 401(k) plan.

10. This represents $3,510 in imputed income for group term life insurance and $4,800 in matching contributions to the Company's 401(k) plan.

11. This represents $1,916 in imputed income for group term life insurance and $4,800 in matching contributions to the Company's 401(k) plan.

12. This represents $1,185 in imputed income for group term life insurance and $4,800 in matching contributions to the Company's 401(k) plan.


II.  OPTION GRANTS TABLE

     The following table provides information about options granted under the Company's Long-Term Incentive Plan in 1999 to each of the named executive officers. The options were granted in the form of incentive stock options and nonqualified options. No stock appreciation rights were granted in 1999.

===============================================================================================================
                                            Option Grants in 1999
===============================================================================================================
                                                                                   Potential Realizable Value
                                             Individual Grants                     at Assumed Annual Rates of
                                                                                    Stock Price Appreciation
                                                                                        for Option Term
-------------------------- ------------------------------------------------------ -----------------------------
                            Number of   %of Total
                            Securities   Options
                           Underlying   Granted to    Exercise or
                             Options     Employees     Base Price     Expiration
Name                         Granted      in 1999    (Per Share)(1)    Date(2)          5%            10%
========================== ============ ============= ============= ============= ============= ===============

William Marks                20,000        12.14%       $40.656       6/8/2009        $511,400      $1,295,900

R. King Milling               7,500         4.55%       $40.656       6/8/2009         191,800         486,000

Kenneth A Lawder, Jr.         7,500         4.55%       $40.656       6/8/2009         191,800         486,000

John C Hope III               7,500         4.55%       $40.656       6/8/2009         191,800         486,000

Robert C Baird, Jr.           7,500         4.55%       $40.656       6/8/2009         191,800         486,000
========================== ============ ============= ============= ============= ============= ===============

1. The exercise price is the fair market value of the Company's common stock on June 9, 1999, the date of grant. The exercise price may be paid in cash or by delivery of already-owned common stock. An executive's tax obligations related to the exercise of the options can be paid by the offset (reduction) of the number of shares otherwise issuable on exercise.

2. All options are first exercisable six months from the date of grant, which occurred on December 10, 1999, and remain exercisable until the expiration date.


III.    OPTION EXERCISES AND YEAR-END VALUE TABLE

    The following table provides information about options exercised in 1999 by each of the named executive officers and the value of each officer's outstanding options as of December 31, 1999. There were no stock appreciation rights outstanding or exercised in 1999.

====================================================================================================================
                                  Option Exercises and Year-End Value Table
====================================================================================================================
                                                                     Number of securities    Value of unexercised
                                   Shares                           underlying unexercised   in-the-money options at
                                 acquired on                     options at December 31,1999   December 31, 1999
     Name                         exercise     Value realized              -----------------   -----------------
                                                                         All exercisable        All exercisable
--------------------------------------------------------------------------------------------------------------

William L. Marks                     5,851        $ 78,013                     120,633               $326,183
R. King Milling                          0               0                      35,914                143,206
Kenneth A. Lawder, Jr.                   0               0                      50,314                356,002
John C. Hope III                         0               0                      34,500                 91,500
Robert C. Baird, Jr.                     0               0                      34,500                 91,500
==============================================================================================================

                 Retirement Plans, Change in Control Agreements

         Retirement Plan. The Bank maintains a qualified, noncontributory retirement plan, called the Whitney National Bank Retirement Plan. This plan is for employees of the Company and the Bank who are at least 21 years old and have completed at least one year of employment. Benefits payable under the plan are based upon a participant's years of service and final average monthly compensation (the average of the highest consecutive five years of compensation during the 10 calendar years immediately before termination or retirement). It is reduced by a portion of the participant's Social Security benefit.

         The Company maintains a non-qualified, noncontributory, supplemental pension plan for executive officers, called the Retirement Restoration Plan. Benefits under this plan are determined using the benefit formula included in the qualified retirement plan, but without regard to certain Internal Revenue Code restrictions. Benefits under this plan are reduced by amounts paid from the qualified retirement plan.

         The following table illustrates the aggregate estimated annual retirement benefits payable from both the qualified and nonqualified retirement plans. The table does not indicate required deductions for Social Security benefits.

============================================================================================================
                                ESTIMATED ANNUAL RETIREMENT BENEFITS (1)(2)
============================================================================================================
                                                       Credited Years of Service (3)
---------------------------- -------------- ---------------- --------------- --------------- ---------------
Highest Successive Five-Year      10              15               20              25             30
  Average Remuneration (4)
---------------------------- -------------- --------------- ---------------- --------------- ---------------

         $  200,000              $ 36,000        $ 54,900        $ 73,200        $ 91,500        $109,800
            300,000                54,900          82,300         109,800         137,250         164,700
            400,000                73,200         109,800         146,400         183,000         219,600
            500,000                91,500         137,250         183,000         228,750         274,600
            600,000               109,800         164,700         219,600         274,500         329,400
            700,000               128,100         192,150         256,200         330,250         384,300
            800,000               146,400         219,600         292,800         366,000         439,200
          1,000,000               183,080         274,500         366,000         375,000         549,000
          1,200,000               219,600         329,400         439,200         549,000         658,800
============================= ============== ================ =============== =============== ==============

1. No more than $135,000 (as adjusted by the Internal Revenue Service) can be paid as an annual benefit from the qualified retirement plans.

2. Retirement benefits are payable at age 65 in the form of a straight life annuity.

3. As of December 31, 1999, Messrs. Marks, Milling, Lawder, Hope, and Baird had, respectively, 9, 15, 8, 5,and 4 years of service.

4. No more than $170,000 (as adjusted by the Internal Revenue Service) can be taken into account as compensation under the qualified retirement plan. Compensation used to determine the benefits summarized above includes amounts shown in the "Salary" and "Bonus" columns of the Summary Compensation Table. The value of grants and awards under the Company's Long-Term Incentive Plan are excluded.

         Change in Control Agreements. The Company and the Bank have entered into change in control agreements with Messrs. Marks, Milling, Lawder, Hope and Baird. These agreements provide for payment of a severance benefit equal to 300% of base pay, and annual bonus payable under the executive compensation plan, determined as if all performance goals were satisfied, the immediate vesting of outstanding grants and awards under the Company's Long-Term Incentive Plan, the payment of an amount equal to certain additional accruals under the Company's retirement plans, and the continuation of coverage under the Company's group health plans. The agreements also provide for the payment of any golden parachute excise tax payable with respect to such payments.

         Payments are triggered by termination of employment for any reason, other than cause, or the voluntary resignation of the executive following a change in duties, each in connection with a change in control of the Company or the Bank. For this purpose, a change in control occurs if:

         o any person acquires or beneficially owns more than 20% of the Company's outstanding common stock without board approval;

         o any regulatory agency takes action to reorganize or liquidate the Bank;

         o the Company or the Bank enters into a merger or consolidation, or sells all or substantially all of their stock or assets, unless the acquiring corporation assumes the obligations under the agreements; or

         o the majority of the board members of the Company or the Bank changes.

                              CERTAIN TRANSACTIONS

         The Bank has made, and expects to make in the future, loans in the ordinary course of business to directors and officers of the Company and the Bank, members of their immediate families, and their associates. Such loans have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. In addition, Mr. Bullard, a director of the Company and the Bank, personally borrows from the Bank and guarantees or is otherwise liable for several commercial and real estate loans made by the Bank to his closely held companies. The largest aggregate indebtedness of these loans during 1999 was $6,849,705 and the aggregate balance on December 31, 1999 was $6,711,186. Interest accrued on these loans during 1999 at rates ranging from 7.75% to 8.75%.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and 10% beneficial shareholders to file initial reports of ownership of the Company's stock, as well as reports of changes in ownership with the Securities and Exchange Commission. Based on information we received, all required filings by such persons were timely made during 1999 except for one late report made by Mr. Hope, Executive Vice President of the Company and the Bank.

                                   ACCOUNTANTS

    Arthur Andersen LLP have been our auditors since 1964. We ask that you ratify their selection by the Board as independent public accountants to audit the books of the Company and its subsidiaries for 2000. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions. If the shareholders do not ratify our selection, the Board will consider the appointment of other auditors.

                              SHAREHOLDER PROPOSALS

    For any shareholder proposal to be considered for our proxy statement and proxy for the 2001 Annual Meeting of Shareholders, we must receive the written proposal at our principal executive office no later than November 10, 2000. In addition, the proxy solicited by the Board of Directors for the 2001 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting.

                                  OTHER MATTERS

    We do not know of any matters to be presented at the meeting other than those set forth in the accompanying Notice. However, if any other matters properly come before our 2000 annual meeting or any adjournments or postponement thereof, the proxy holders will vote or abstain from voting thereon in accordance with their best judgment.

                                 By order of the Board of Directors.

                                 William L. Marks,
                                 Chairman